Exhibit 10.9

Agreement on Special Compensation allowance

Advanced Accelerator Applications S.A., a joint-stock company (société anonyme) incorporated under the laws of France, with registered office in 20, rue Diesel-01630 – Saint Genis Pouilly (France), with share capital of Euro 6.322.904,10 € fully paid-in (the “Company”)

-    on the one hand -

Mr Claudio Costamagna, born on April 10, 1956, in Milan (Italy) (“Mr Costamagna”)

-    on the other hand -

the Company and Mr Costamagna hereinafter referred to each as a “Party” and, collectively, as the “Parties”.

Whereas

(A)	the Board of Directors’ meeting of the Company held on 20 June 2012 resolved, inter alia, to:

(a)	appoint Mr Costamagna as the Chairman of the Board of Directors of the Company;

(b)	grant to Mr Costamagna a special compensation (the “Special Compensation”) equal to a percentage between 0.2 to 0.3 per cent, as determined by the Board of Directors, of the value of the Company – calculated on the basis of the value of the Company’s shares – (the “Company Value”) in case of completion of either

•	an initial public offer of the Company (the “IPO”), in which case the new shares issued in connection with the IPO are not taken into account for the calculation of the Company Value – and, therefore, the Company Value is deemed to be the IPO’s underwriting price for each Company’s share multiplied by the number of all the Company’s shares pre-money – , or

•	a sale of the Company (the “Sale”), in which case the Company Value is calculated on the basis of the sale price,

to the extent the following conditions are met: (i) that the Company Value is higher than the calculated Company Value as at 12 June 2012 with a share value of the Company of Euro 4.00 (the “Company Value Condition”), and (ii) that Mr Costamagna has had an active role in connection with the completion of either the IPO or the Sale (the “Performance Condition”);

(B)	the Company is currently involved in discussions, negotiations and processes aimed at the completion of an IPO on the Nasdaq Global Market in the United States of America, which is expected possibly prior to the end of 2015 (the “Envisaged IPO”);

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(C)	Mr Costamagna, in view of the Envisaged IPO, has carried out several management, preparation and coordination activities, as better described under paragraph 2 below;

(D)	in consideration of the undertakings by the Company in respect of the Envisaged IPO, as well as of the efforts used by Mr Costamagna in the management and preparation process related thereto, the Company hereby intends to grant to Mr Costamagna, who in turn intends to receive from the Company, the Special Compensation at the terms and conditions set forth in this agreement (the “Agreement”).

In consideration of the premises above, to be intended as integral part of this Agreement, the Parties agree on the following:

1.	At the terms and conditions of this Agreement, the Company grants to Mr Costamagna, and Mr Costamagna accepts to receive from the Company, the Special Compensation.

2.	The Company acknowledges that, following the Board of Directors’ meeting of the Company held on 12 June 2012, Mr Costamagna carried out management, preparation and coordination activities aimed at completing the Envisaged IPO (the “Coordination Activities”). Mr Costamagna undertakes to continue carrying out the Coordination Activities until completion of the Envisaged IPO and, more in general, to use his best efforts to complete the Envisaged IPO. The Coordination Activities carried out and to be carried out by Mr Costamagna pursuant to this paragraph 2 include, without limitations:

(a)	organization of introductory meetings with the leading international investment banks to assess feasibility and timing of an IPO of AAA;

(b)	coordination of selection process of lead managers and members of the underwriting syndicate;

(c)	coordination of selection process of legal advisers;

(d)	advise on the financial structure of the transaction;

(e)	coordination of communication with the Board and the Company’s leading shareholders;

(f)	advise on all marketing materials for the offering including the Information Memorandum;

(g)	coordination of all the activities relating to pricing and allocation of the offering;

(h)	advise on preparation and execution of the underwriting documents.

The Company also acknowledges that the performance of the Coordination Activities by Mr Costamagna is a key indicator of his active role in the process for the completion of the Envisaged IPO. Therefore, the Parties mutually acknowledge and agree that, should the Envisaged IPO be completed, the Performance Condition shall be deemed to be already met.

3.	In case, upon completion of the Envisaged IPO, the Company Value Condition will result to be met as well, then:

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(a)	the Parties, each to the extent concerned, shall call a Board of Directors’ meeting of the Company, to be held without delay (the “Date of the Resolution”), which shall ratify upon the quantification of the Special Compensation proposed by the Company and already accepted by Mr Costamagna at 0.2 per cent of the Company Value as at the date of completion of the Envisaged IPO, in furtherance of what provided under preamble (A)(b) above;

(b)	the Company shall pay the Special Compensation amount, as determined under paragraph 3(a) above, to Mr Costamagna within 60 (sixty) days from the Date of the Resolution under paragraph 3(a) above by wire transfer in immediately available funds to the bank account the details of which shall be indicated in due time by Mr Costamagna to the Company.

4.	The Parties expressly acknowledge that nothing in this Agreement shall be deemed to constitute a waiver by Mr Costamagna of his right to Special Compensation in connection with a Sale – either or not concluded as a consequence of the negotiations related to the Envisaged IPO – or an IPO other than the Envisaged IPO.

5.	This Agreement is governed by the laws of Italy. Any dispute arising from this Agreement shall be submitted to the exclusive competence of the Courts of Milan.

Milano, 14/01/2015

Advanced Accelerator Applications S.A.

/s/ Stefano Buono

Claudio Costamagna

/s/ Claudio Costamagna

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